EXHIBIT 99.1

ADEX MEDIA ACQUIRES ONLINE LEAD GENERATION BUSINESS

Acquisition of Bay Harbor Marketing business adds proprietary behavioral targeting technology platform to leader in multi-channel customer acquisition and retention

MOUNTAIN VIEW, CA – (Marketwire - September 2, 2008) – AdEx Media, Inc. (OTCBB: ADXM), a leading integrated online marketing company, today announced another move in line with its growth strategy with the acquisition of the online lead generation business of Bay Harbor Marketing, LLC, a California limited liability company.

Bay Harbor is an online lead generation technology company whose proprietary software platform uses behavioral targeting to identify marketers’ best prospects in numerous financial services and other consumer interest segments.  With its proprietary media content and innovative 3-step qualification process, Bay Harbor enables a high volume of successful transactions between financial services providers and highly-qualified consumers.

“Bay Harbor’s lead generation platform allows us to capitalize on the ever-growing online financial services sector,” said Scott Rewick, Chief Executive Officer of AdEx Media.  “This acquisition is synergistic with our existing business and will further enable us to meet the needs of our large customer base of advertisers, publishers, distributors, online retailers and consumers.”

Key members of the former Bay Harbor executive and management team are joining AdEx Media, effective immediately.  "We’re thrilled to be joining the AdEx team,” said Kevin Dufficy, managing member of Bay Harbor.  “AdEx will be able to leverage its existing publisher and consumer base with our technology platform, and we can quickly expand the Bay Harbor business into new foreign and domestic markets through AdEx’s multi-channel reach.”

About Adex Media, Inc.

AdEx Media is an industry-leading integrated online marketing company that provides broad-based and scalable solutions for advertisers, publishers, online retailers, and consumers.  AdEx Media helps marketers generate leads and drive sales through its multi-channel, performance-driven platform and behavioral targeting technology. Its proprietary tracking technology allows AdEx Media to establish a large presence in a variety of distribution channels and deliver volume and quality for its online advertisers.

For more information about AdEx Media, visit http://www.AdEx.com.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements."  Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking.  The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with Securities and Exchange Commission.

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